EXHIBIT 23.2






                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Whitman Education Group, Inc.

We consent to the incorporation by reference in the registration statement on Form 8-K/A-1 of Whitman Education Group, Inc. of our report dated November 28, 1994, with respect to the balance sheets of Sanford Brown College, Inc. as of October 31, 1994 and 1993, and the related statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended October 31, 1994, which report appears in the Form 8-K/A-2 of Whitman Education Group, Inc. dated February 13, 1996.




/s/ KPMG Peat Marwivk LLP
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    KPMG Peat Marwick LLP

St. Louis, Missouri
May 8, 1996